Exhibit 99.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

CBOT Holdings, Inc.

Chicago, Illinois

We have audited the accompanying consolidated statements of financial condition of CBOT Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, members’/stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CBOT Holdings, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, effective December 31, 2006, the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R).

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 27, 2007

CBOT HOLDINGS, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2006 AND 2005

(in thousands)

	12/31/06	12/31/05
ASSETS
Current assets:
Cash and cash equivalents:
Unrestricted	$177,664	$99,575
Held under deposit and membership transfers	1,503	1,746

Total cash and cash equivalents	179,167	101,321
Restricted cash	975	14,031
Short term investments	312,411	239,888
Accounts receivable—net of allowance of $466 and $4,603 in 2006 and 2005, respectively	62,451	33,671
Deferred income taxes	—	1,962
Prepaid expenses	9,492	18,410

Total current assets	564,496	409,283
Property and equipment:
Land	34,234	34,234
Buildings and equipment	343,271	333,014
Furnishings and fixtures	184,913	198,083
Computer software and systems	93,942	93,636
Construction in progress	1,906	5,577

Total property and equipment	658,266	664,544
Less accumulated depreciation and amortization	433,989	409,789

Property and equipment—net	224,277	254,755
Other assets—net	22,557	21,829

Total assets	$811,330	$685,867

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,149	$20,455
Accrued clearing services	16,226	11,286
Accrued real estate taxes	7,473	7,730
Accrued payroll costs	9,859	6,351
Accrued exchange fee rebates	675	1,200
Accrued employee termination	624	3,063
Accrued liabilities	11,007	7,395
Funds held for deposit and membership transfers	1,562	14,821
Current portion of long-term debt	10,716	19,366
Income tax payable	10,428	5,751
Other current liabilities	562	5,183

Total current liabilities	80,281	102,601
Long-term liabilities:
Deferred income tax liabilities	2,984	17,204
Long-term debt	—	10,716
Other liabilities	19,645	13,584

Total long-term liabilities	22,629	41,504

Total liabilities	102,910	144,105
Stockholders’ equity:
Preferred stock, $0.001 par value, 20,000 shares authorized, none issued and outstanding	—	—
Class A Common stock, $0.001 par value, 200,000 shares authorized, 52,798 shares issued and outstanding	53	53
Additional paid-in capital	489,817	486,990
Retained earnings	226,961	54,719
Accumulated other comprehensive loss	(8,411)	—

Total stockholders’ equity	708,420	541,762

Total liabilities and stockholders’ equity	$811,330	$685,867

See notes to consolidated financial statements.

CBOT HOLDINGS, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(in thousands. except per share data)

	2006	2005	2004
Revenues:
Exchange fees	$373,324	$266,957	$202,881
Clearing fees	107,923	82,137	73,556
Market data	98,608	73,882	64,234
Building	23,139	22,161	22,428
Services	16,246	15,296	13,720
Other	1,851	1,040	1,525

Total revenues	621,091	461,473	378,344
Expenses:
Clearing services	75,409	63,810	54,755
Contracted license fees	7,281	6,856	6,179
Salaries and benefits	75,905	75,150	70,046
Depreciation and amortization	54,798	54,921	46,011
Professional services	26,559	20,553	27,910
General and administrative expenses	18,344	21,575	20,302
Building operating costs	24,461	25,700	24,315
Information technology services	49,348	44,599	36,953
Programs	11,735	10,515	10,724
Litigation settlement	—	4,000	3,500
Severance and related costs	1,214	3,309	572

Operating expenses	345,054	330,988	301,267

Income from operations	276,037	130,485	77,077
Non-operating Income and Expense
Interest income	19,107	5,100	1,849
Interest expense	(1,513)	(2,958)	(4,703)

Non-operating income (expense)	17,594	2,142	(2,854)
Income before income taxes	293,631	132,627	74,223
Income taxes
Current	126,679	66,646	23,935
Deferred	(6,316)	(11,023)	8,874

Total income taxes	120,363	55,623	32,809

Income before equity in unconsolidated subsidiary and minority interest in consolidated subsidiary	173,268	77,004	41,414
Equity in loss of unconsolidated subsidiary—net of tax	(1,026)	(461)	(479)
Minority interest in loss of consolidated subsidiary	—	—	1,050

Net income	$172,242	$76,543	$41,985

Earnings per share:
Basic	$3.26	$1.09	n/a
Diluted	$3.26	$1.09	n/a

Weighted average number of common stock shares:
Basic	52,792	50,045	—
Diluted	52,861	50,055	—

See notes to consolidated financial statements.

CBOT HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ / STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(in thousands)

	Class A Common Stock Shares	Class A Common Stock Amount	Members’ Equity	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Members’/ Stockholders’ Equity
Balance—January 1, 2004			$251,232	$—	$—	$51	$251,283
Comprehensive income:
Net income			41,985				41,985
Unrealized gains and losses on foreign exchange forward contracts—net of tax of $(98)						(83)
Reclass of foreign exchange forward contract net gains and losses—net of tax of $24						32

Total other comprehensive loss						(51)	(51)

Total comprehensive income							41,934
Capital contributions			$374				374

Balance—December 31, 2004	—		293,591	$—	$—	$—	$293,591

Net income			76,543				76,543
Capital contributions			134				134
Allocation of members’ equity and pre-demutualization income			(370,268)	315,549	54,719		—
Issuance of stock to members in demutualization	49,360	$49		(49)			—
Net proceeds from initial public offering	3,419	4		169,494			169,498
Restricted stock grants	8	—		—			—
Stock-based compensation				1,774			1,774
Excess tax benefit of stock compensation				222			222

Balance—December 31, 2005	52,787	$53	$—	$486,990	$54,719	$—	$541,762

Comprehensive income:
Net income					172,242		172,242
Cumulative translation adjustment—net of tax of $85						127

Total other comprehensive income						127	127

Total comprehensive income							172,369
Impact of adoption of FAS 158—net of tax of $(5,638)						(8,538)	(8,538)
Restricted stock grants	11	—					—
Stock-based compensation				2,748			2,748
Excess tax benefit of stock compensation				79			79

Balance—December 31, 2006	52,798	$53	$—	$489,817	$226,961	$(8,411)	$708,420

See notes to consolidated financial statements.

CBOT HOLDINGS, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(in thousands)

	2006	2005	2004
Cash flows from operating activities:
Net income	$172,242	$76,543	$41,985
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	54,798	54,921	46,011
Deferred income taxes (benefit)	(6,316)	(11,023)	8,874
Stock-based compensation	2,748	1,774	—
Change in allowance for doubtful accounts	(263)	251	(228)
(Gain) / loss on foreign currency transaction	12	(390)	605
(Gain) / loss on sale or retirement of fixed assets	66	189	155
Minority interest in loss of subsidiary	—	—	(1,050)
Equity in loss of unconsolidated subsidiary	1,710	768	799
Amortization of short term investment discounts	(1,348)	(1,211)	—
Changes in assets and liabilities:
Accounts receivable	(24,057)	(4,715)	3,923
Income tax receivable / payable	4,677	7,308	9,222
Prepaid expenses	2,393	2,132	(10,155)
Other assets	(1,296)	(577)	(563)
Accounts payable	(9,306)	(90)	(8,825)
Accrued clearing services	4,940	(305)	10,768
Accrued real estate taxes	(257)	107	(683)
Accrued payroll costs	3,508	320	903
Accrued exchange fee rebates	(525)	(1,041)	(2,110)
Accrued employee termination	(2,439)	2,660	(2,172)
Accrued liabilities	(1,384)	1,733	(3,270)
Funds held for deposit and membership transfers	(13,259)	559	8,723
Deferred revenue	(5,010)	4,934	117
Other long-term liabilities	(1,073)	(795)	(569)

Net cash flows from operating activities	180,561	134,052	102,460
Cash flows from investing activities:
Acquisition of property and equipment	(24,124)	(40,236)	(51,254)
Purchase of short term investments	(751,207)	(294,997)	(14,836)
Proceeds from short term investments	680,032	71,156	—
Restricted cash	13,056	(6,370)	(7,361)
Proceeds from sale of property and equipment	92	10	720
Investment in joint ventures	(1,284)	(3,204)	(498)

Net cash flows used in investing activities	(83,435)	(273,641)	(73,229)
Cash flows from financing activities:
Repayments of borrowings	(19,359)	(19,535)	(19,790)
Net proceeds from initial public offering	—	169,498	—
Excess tax benefit of stock compensation	79	222	—
Capital contributions from members	—	134	374
Distribution to partners	—	—	(61,890)

Net cash flows from (used in) financing activities	(19,280)	150,319	(81,306)

Net increase (decrease) in cash and cash equivalents	77,846	10,730	(52,075)
Cash and cash equivalents—beginning of period	101,321	90,591	142,666

Cash and cash equivalents—end of period	$179,167	$101,321	$90,591

Cash paid for:
Interest	$1,406	$2,427	$3,742

Income taxes (net of refunds)	$121,239	$59,031	$13,942

Non-cash activity
Impact of adoption of FAS 158	$14,176	$—	$—

See notes to consolidated financial statements.

CBOT HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006, 2005, and 2004

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

Basis of Presentation—CBOT Holdings, Inc. is a Delaware stock corporation created in April 2005 to be the holding company for the Board of Trade of the City of Chicago, Inc. and its subsidiaries (the “CBOT”). In October 2005, CBOT Holdings, Inc. completed an initial public offering of shares of Class A common stock which trade under the ticker symbol “BOT” on the New York Stock Exchange (see note 4). The accompanying consolidated financial statements include the accounts of CBOT Holdings, Inc., and its direct, wholly owned CBOT subsidiary, and its indirect, wholly owned subsidiary, Electronic Chicago Board of Trade, Inc. (“Electronic CBOT”), which held a controlling general partner interest in Ceres Trading Limited Partnership (“Ceres”) (collectively, “CBOT Holdings” or “the Company”). Ceres was dissolved on December 31, 2003 and was liquidated during 2004 (see note 5). CBOT Holdings has a 50% interest in a joint venture called the Joint Asian Derivatives Exchange (“JADE”) and also holds an approximate 5% interest in a joint venture called OneChicago, LLC (“OneChicago”). CBOT Holdings accounts for JADE and OneChicago under the equity method (see note 2—Equity Method Investments). All significant intercompany balances and transactions have been eliminated in consolidation.

Business—The primary business of CBOT Holdings is the operation through its wholly owned CBOT subsidiary of a marketplace for the trading of interest rate, agricultural, equity index and metals, energy and other futures contracts, as well as options on futures contracts. The CBOT offers side-by-side trading of most of its products across both electronic trading and open-auction platforms. The CBOT’s market participants include many of the world’s largest banks, investment firms and commodities producers and users. Other market users include financial institutions, such as public and private pension funds, mutual funds, hedge funds and other managed funds, insurance companies, corporations, commercial banks, professional independent traders and retail customers.

The CBOT also engages in extensive regulatory compliance activities, including market surveillance and financial supervision activities, designed to ensure market integrity and provide financial safeguards for users of its markets. Further, the CBOT markets and distributes real-time and historical market data generated from trading activity in its markets to users of its products and related cash and derivative markets and financial information providers. The CBOT also owns and operates three office buildings in the City of Chicago.

On October 17, 2006, CBOT Holdings, the CBOT and the Chicago Mercantile Exchange Holdings Inc. (the “CME”) entered into an Agreement and Plan of Merger (the “Agreement”) under which the Company will merge with and into the CME, with the CME continuing as the surviving company. The CBOT will become a subsidiary of the CME following the merger. The merger is subject to a number of conditions, including, but not limited to, (i) the approval of the Agreement by the stockholders of both CBOT Holdings and the CME, (ii) the approval of the repurchase of CBOT Holdings’ Class B common stock; and the approval of an Amended and Restated Certificate of Incorporation of the CBOT by the Series B-1 and Series B-2 members of the CBOT, voting together as a single class in accordance with the terms of the existing Amended and Restated Certificate of Incorporation and Bylaws of the CBOT and (iii) receipt of certain regulatory approvals. Pending all requisite approvals, this merger is expected to be completed by mid-2007.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affected the reported amounts in the financial statements, such as estimates for stock-based compensation, bad debts, exchange fee rebates, real estate taxes and assumptions used for the calculation of pension and other postretirement benefit plan costs. Actual amounts could differ from such estimates.

Prior Year Reclassifications—Certain reclassifications have been made to prior period amounts to conform to current period presentation. The income statement line items titled “Interest income” and “Interest expense” have been reclassified from revenue and operating expense, respectively, to a non-operating income and expense section in the consolidated statements of income. The presentation of these items has been changed to more closely conform to the Securities and Exchange Commission’s Article 5 of Regulation S-X.

Revenue Recognition—The largest source of CBOT Holdings’ operating revenues is exchange fees, which are assessed on trades made through the CBOT. These fees are recognized as revenue in the same period that the trades are matched and cleared. Exchange fee revenue is a function of three variables: (1) exchange fee rates, determined primarily by contract type, trading venue and membership/customer status, (2) trading volume and (3) transaction mix. Clearing firms designate the membership/customer status for each trade submitted to the CBOT, which determines the exchange fee rate applied to the trade. If clearing firms subsequently identify errors in the designations of the membership/customer status, they may request a rebate for the incorrectly charged exchange fee rate. Previously, clearing firms could submit requests for rebates relating to trading activity during the previous six months. Effective April 1, 2006, the time frame that a clearing firm can request a rebate from previous trading activity was reduced to two months. CBOT Holdings provides an accrual for exchange fee rebates based on pending rebate requests and our historical pattern of rebates processed, and records the liability as a reduction of exchange fee revenue. During 2005, CBOT Holdings experienced refund requests that were less than historical rates and lowered its exchange fee rebate accrual by $1.1 million in the fourth quarter of 2005. During 2006, CBOT Holdings continued to experience refund requests at lower rates compared to prior years. CBOT Holdings regularly analyzes the historical rebate trend and makes adjustments to recorded reserves as appropriate.

The following provides a reconciliation of the accrual for exchange fee rebates as of and for the years ended December 31 (in thousands):

	2006	2005	2004
Accrual for exchange fee rebates—beginning of year	$1,200	$2,241	$4,351
Provision	406	880	3,683
Payments	(931)	(1,921)	(5,793)

Accrual for exchange fee rebates—end of year	$675	$1,200	$2,241

The CBOT uses the Chicago Mercantile Exchange (“CME”) as an external clearing house to guarantee, clear and settle every contract traded. The CBOT receives clearing fees in respect to each side of a trade made in the open auction and electronic trading venues that is cleared by the CME. These fees are recognized as revenue in the same period that the trades are matched and cleared. No clearing fees were received under the arrangement for clearing services provided by the former clearing house provider. The CBOT selected the CME to provide these clearing services through the CME/CBOT Common Clearing Link. The CBOT had discretion in selecting the CME from alternative service providers. The CBOT is the primary obligor in the arrangement, has sole latitude in establishing prices charged to CBOT customers, determines the service specifications and bears the credit risk. As a result, the CBOT accounts for clearing fee revenue and clearing services expense on a gross basis in accordance with Financial Accounting Standards Board Emerging Issue Task Force 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent.

The CBOT provides to market data vendors real time and delayed market data regarding the prices of the futures and options on futures contracts traded through the CBOT. Fees for market data, based on the number of subscribers, are remitted to the CBOT by market data vendors. CBOT Holdings recognizes revenue for market data based on quotation services provided to market data vendors at the time services are rendered.

Revenues from the rental of office space are recognized over the life of the lease term, utilizing the straight-line method as required by Statement of Financial Accounting Standards (“SFAS”) No. 13 Accounting for Leases. Under this method, revenue is recorded evenly over the entire term of occupancy for leases with scheduled rent increases or rent abatements. As a result, CBOT Holdings had recognized revenue before it was due under the terms of such leases in the amounts of $3.5 million and $2.9 million as of December 31, 2006 and December 31, 2005, respectively.

Service revenues consist primarily of telecommunication charges, badge fees, booth space rentals, membership application and registration fees and one-time charges to customers for establishing connections between them and the CBOT’s electronic trading platform, e-cbot. Service revenues are recognized when the services are provided.

Other revenue relates primarily to fines levied on members and members’ firms for rule infractions, as determined by the CBOT’s regulatory committees and board of directors, as well as membership processing fees and visitor center sales.

Stock-based Compensation—Effective October 1, 2005, CBOT Holdings elected to adopt SFAS No. 123R Share-Based Payment . Under the provisions of SFAS 123R, CBOT Holdings records the fair value of stock awards as compensation expense over the relevant service periods.

Cash and Cash Equivalents—Cash and cash equivalents include highly liquid investments with maturities of 90 days or less from date of purchase.

Cash Held Under Deposit and Membership Transfers—When a membership is sold, CBOT Holdings holds the proceeds of such sale before remitting the amount to the selling member for a specified period of time to allow other members to make claims against the selling member. “Cash held under deposit and membership transfers” consists of funds held by CBOT Holdings from such membership sales. These funds are not restricted as to use and they are included in a liability titled “Funds held for deposit and membership transfers.”

Restricted Cash—CBOT Holdings has cash deposits that under their terms cannot be withdrawn without prior notice or penalty. When a membership is sold in conjunction with the shares of Class A common stock that are associated with the membership, the proceeds of such sale are held in escrow for a specified period of time to allow other members to make claims against the selling member. This escrow account and other restricted cash at December 31 consisted of the following (in thousands):

	2006	2005
Escrow for funds held for membership transfers	$62	$13,118
Forward contract collateral	913	913

Total	$975	$14,031

Marketable Securities—CBOT Holdings has short-term investments in U.S. Treasury securities and has the ability and the intent to hold them until maturity. These securities are debt securities classified as held-to-maturity and are recorded at amortized cost pursuant to Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Held-to-maturity debt securities with maturities of 90 days or less at the date of purchase are classified as cash and cash equivalents and held-to-maturity debt securities with maturities between 91 days and one year are classified as short-term investments in current assets. Held-to-maturity debt securities classified as short-term investments at December 31 consisted of the following (in thousands):

	2006	2005
Held-to-maturity securities—less than one year maturity:
Amortized cost	$312,411	$239,888
Gross unrealized holding gains	291	167

Market value	$312,702	$240,055

Accounts Receivable—CBOT Holdings estimates an allowance for doubtful accounts based upon factors related to the credit risk of specific customers. Prior to 2006, CBOT Holdings had been carrying a receivable from a company who had declared bankruptcy, the balance of which was fully reserved for in the allowance for doubtful accounts. During 2006, a final determination was made by the bankruptcy court as to the amount CBOT Holdings would receive and an uncollectible receivable was written off against the allowance in the amount of $3.9 million. The following provides a reconciliation of the allowance for doubtful accounts as of, and for the years ended, December 31 (in thousands):

	2006	2005	2004
Allowance for doubtful accounts—beginning of year	$4,603	$4,352	$4,580
Provision	100	383	212
Charge-offs, net of recoveries	(4,237)	(132)	(440)

Allowance for doubtful accounts—end of year	$466	$4,603	$4,352

Property and Equipment—Property and equipment, excluding land, are reported at historical cost, net of accumulated depreciation and amortization. Land is reported at cost. In accordance with Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, computer software and systems include purchased software and systems, external costs specifically identifiable to the implementation of new systems and certain payroll and payroll-related costs for employees who are directly associated with and devote time to developing computer software for internal use. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, as follows:

Buildings	20 to 40 years
Building equipment	10 to 20 years
Furnishings and fixtures	3 to 10 years
Computer software and systems	3 to 5 years

Depreciation and amortization expense related to the above assets was $54.5 million, $54.5 million and $45.7 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Other Assets—Other assets consist of deferred rental brokerage and intangible assets (presented net of accumulated amortization), cash surrender values of executive life insurance policies, equity investments and long-term prepaid assets consisting of interest, license fees and service contracts. Amortization is computed using the straight-line method over the estimated useful lives of the assets, which range from 5 to 10 years. Amortization expense related to these assets was $0.3 million, $0.5 million and $0.4 million for the years ended December 31, 2006, 2005 and 2004, respectively. Accumulated amortization was $19.4 million and $19.1 million at December 31, 2006 and 2005, respectively. The cash surrender values of executive life insurance policies are marked to their fair value. Equity investments are recorded at their initial capital contributions and increased or reduced by the proportionate shares of the entities’ accumulated net income or loss. Long-term prepaid assets are expensed using the straight-line method over the duration that the payment relates. The CBOT has a software license agreement with Atos Euronext Market Solutions (“AEMS”) for use of the LIFFE CONNECT ® system software. The license fee was prepaid in the amount of 5.0 million pounds sterling ($8.2 million) and is being amortized over the initial term of the license which is from October 2003 through 2008.

Income Taxes—CBOT Holdings and its wholly owned subsidiaries file a consolidated federal income tax return. Income taxes are determined using the asset and liability method. Accordingly, deferred tax assets and liabilities are determined based upon the differences between financial statement carrying amounts and the tax bases of existing assets and liabilities, and are measured at the tax rates expected to be in effect when these differences reverse.

Long-lived Assets—Long-lived assets to be held and used by CBOT Holdings are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. CBOT Holdings bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that would indicate that the carrying amount of the asset may not be recoverable, CBOT Holdings determines whether an impairment has occurred through the use of an undiscounted cash flows analysis of assets at the lowest level for which identifiable cash flows exist. In the event of an impairment, CBOT Holdings recognizes a loss for the difference between the carrying amount and the estimated fair value of the asset as measured using quoted market prices or, in the absence of quoted market prices, a discounted cash flow analysis. CBOT Holdings also periodically analyses the useful lives assigned to long-lived assets to ensure that remaining life is appropriate based on expected asset use and economic benefit.

Equity Method Investments—Equity method investments represent investments in which CBOT Holdings has a 20-50% interest or is able to exercise significant influence. These investments are carried at the initial capital contributions increased or reduced by the proportionate shares of the entities’ accumulated net income or loss. Equity method investments are reviewed to determine whether any events or changes in circumstances indicate that the investment may be other than temporarily impaired. CBOT Holdings bases its evaluation on its ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. In the event of an impairment, CBOT Holdings would recognize a loss for the difference between the carrying amount and the estimated fair value of the equity method investment.

The CBOT is a minority interest holder in the joint venture OneChicago that was created in conjunction with the Chicago Board Options Exchange, Incorporated (“CBOE”) and the CME. OneChicago is a for-profit company whose business is to facilitate the electronic trading of single-stock futures. Under the provisions of FASB Interpretation No. 46R (“FIN 46R”), Consolidation of Variable Interest Entities, an Interpretation of ARB 51 (as Revised December 2003), OneChicago is a variable interest entity and the CBOT holds variable interests in OneChicago. The CBOT is not the primary beneficiary of OneChicago and therefore does not consolidate this variable interest entity as would be required under FIN 46R. CBOT Holdings has made $3.5 million in capital contributions to OneChicago. The investment in OneChicago has a carrying value of zero as the losses recognized exceed the total amount invested. While not obligated to make further capital contributions to OneChicago, CBOT Holdings may elect to participate in additional capital requests to maintain its relative ownership in OneChicago.

In December 2005, CBOT Holdings formed a 50/50 joint venture with the Singapore Exchange (“SGX”). The joint venture established a commodities derivatives market known as the Joint Asian Derivatives Exchange (“JADE”). CBOT Holdings contributed $3.0 million to fund the start-up of JADE, which commenced operations at the end of the third quarter of 2006. CBOT Holdings has no future capital obligations related to JADE and it treats JADE as an equity method investment.

Program Costs—Program costs include costs incurred for producing and communicating advertising and other marketing activities. These costs are expensed when incurred.

Comprehensive Income—Comprehensive income consists of net income and other comprehensive income or loss. Other comprehensive income or loss refers to revenues, expenses, gains and losses that are not included in net income, but rather are recorded directly in stockholders’ equity. Accumulated other comprehensive loss was $8.4 million at December 31, 2006 and zero at December 31, 2005.

Derivative Instruments Held For Purposes Other Than Trading—CBOT Holdings has from time to time entered into arrangements related to the provision of its electronic trading software that are denominated in pounds sterling. As a result, CBOT Holdings is exposed to movements in foreign currency exchange rates. The primary purpose of CBOT Holdings’ foreign currency hedging activities is to manage the volatility associated with foreign currency purchases of materials and services and liabilities created in the normal course of business. CBOT Holdings does not rely on economic hedges to manage risk.

CBOT Holdings enters into forward contracts when the timing of the future payment is certain. When the exact foreign currency amount is known, such as under fixed service agreements, CBOT Holdings treats this as a firm commitment and identifies the hedge instrument as a fair value hedge. When the foreign currency amount is variable, such as under variable service agreements, CBOT Holdings treats this as a forecasted transaction and identifies the hedge instrument as a cash flow hedge. At the time CBOT Holdings enters into a forward contract, the forecasted transaction or firm commitment is identified as the hedged item and the forward contract is identified as the hedge instrument.

CBOT Holdings measures hedge ineffectiveness using the forward rates for hedges at each reporting period. In all forward contracts, the critical terms of the hedging instrument and the hedged item match. At each reporting period CBOT Holdings verifies that the critical terms of the contract continue to be the same. CBOT Holdings will discontinue hedge accounting prospectively if it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; when the derivative expires or terminates; when the derivative is de-designated as a hedge instrument, because it is probable that the forecasted transaction will not occur; or management determines that designation of the derivative as a hedge instrument is no longer appropriate.

Recent Accounting Pronouncements—In March 2005, the FASB issued Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies SFAS No. 143, Accounting for Asset Retirement Obligations, which states that the fair value of a liability for the conditional asset retirement obligation should be recognized when incurred. FIN 47 states that the term “conditional asset retirement obligation” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. One of the three buildings owned by CBOT Holdings contains some asbestos containing materials (“ACM”), primarily in pipe wrap, floor tiles, ceiling tiles and mastic. CBOT Holdings has not recognized a conditional asset retirement obligation related to ACM abatement because it is not possible to make a realistic estimate of the fair value of future ACM removal costs because it is not known where ACM exists since it is typically in a concealed location.

In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109,” which clarifies the accounting for uncertainty in tax positions. FIN 48 seeks to reduce the diversity in accounting practices used in regards to uncertain tax positions by prescribing a recognition threshold and measurement criteria for benefits related to income taxes. The provisions of FIN 48 are effective for all reporting periods beginning after December 15, 2006. The impact of the adoption of FIN 48 on CBOT Holdings’ financial position or results of operations is still being evaluated.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which establishes a framework for measuring fair value under other accounting pronouncements that require fair value measurements and expands disclosures about such measurements. SFAS No. 157 does not require any new fair value measurements. Instead, it creates a consistent method for calculating fair value measurements to address non-comparability of financial statements containing fair value measurements utilizing different definitions of fair value. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. It is not anticipated that the adoption of SFAS No. 157 will have a significant impact on CBOT Holdings’ financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) , which requires the overfunded or underfunded status of a defined benefit postretirement plan to be recognized in the statement of financial position and changes in that funded status to be recognized in the year of change in comprehensive income. SFAS No. 158 also requires that plan assets and obligations be measured at year-end and requires certain disclosures. CBOT Holdings was required to recognize the funded status of defined benefit postretirement plans and to make required disclosures as of its fiscal year ending December 31, 2006. The requirement to measure plan assets and obligations at year-end is effective for its fiscal years ending December 31, 2008. Upon adopting SFAS No. 158, CBOT Holdings recorded a $14.2 million liability related to the actuarially computed underfunded status of postretirement plans, of which $8.5 million was recorded in other comprehensive income as a reduction to stockholders’ equity and $5.7 million was recorded as a deferred income tax asset.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, which permits measurement of financial instruments and other certain items at fair value. SFAS No. 159 does not require any new fair value measurements. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is permitted provided that SFAS No. 157 is concurrently adopted. It is not anticipated that the adoption of SFAS No. 159 will have a significant impact on CBOT Holdings’ financial position or results of operations.

3. RESTRUCTURING TRANSACTIONS

On April 22, 2005, the CBOT completed a strategic restructuring that changed the CBOT from a nonstock, not-for-profit company with members to CBOT Holdings, a stock, for-profit company with stockholders, and the CBOT, a nonstock, for-profit exchange subsidiary with members. This type of transaction is sometimes called a demutualization.

As a result of the completion of these restructuring transactions, CBOT Holdings received the sole Class A membership in the CBOT, which entitles CBOT Holdings to the exclusive right to receive all dividends and distributions from the CBOT, including proceeds upon liquidation. CBOT members received an aggregate of 49,359,836 shares of Class A common stock of CBOT Holdings and one of the five series of Class B memberships in the CBOT, which entitled the holder to certain voting rights and trading rights and privileges at the CBOT. CBOT Holdings currently has authorized 200,000,000 shares of Class A common stock, one share of Class B common stock and 20,000,000 shares of preferred stock.

Upon completion of the restructuring, members’ equity, which represented cumulative earnings prior to the demutualization, was reclassified to common stock and additional paid-in capital of CBOT Holdings. Earnings subsequent to the demutualization were reflected as retained earnings of CBOT Holdings. Earnings for 2005 were allocated between the pre- and post-restructuring periods based primarily on the number of trading days in each period.

The restructuring transactions were treated similar to a reorganization of entities under common control. Under this method no gain or loss was recognized and the book value of assets and liabilities of the CBOT carried over to the books of CBOT Holdings at their same recorded amounts.

4. INITIAL PUBLIC OFFERING

On October 24, 2005, CBOT Holdings completed an initial public offering of its Class A common stock. CBOT Holdings sold 2,940,486 shares of its Class A common stock and certain selling stockholders sold 251,003 shares of Class A common stock held by them. The initial public offering price was $54.00 per share. In addition, CBOT Holdings also sold 478,723 shares of its Class A common stock pursuant to the exercise in full by the underwriters of their over-allotment option. CBOT Holdings did not receive any of the proceeds from the shares of Class A common stock sold by the selling stockholders. Net proceeds, which are the gross proceeds to CBOT Holdings less underwriting discounts and commissions and direct expenses, from the initial public offering, including shares sold pursuant to the over-allotment option, were approximately $169.5 million. The number of shares of Class A common stock outstanding immediately after this offering was 52,806,929 and included a total of 20,000 shares of non-vested restricted common stock granted to its President and Chief Executive Officer (which are not considered outstanding from an accounting point-of-view) and 7,884 shares of vested restricted common stock granted to its directors and a special advisor to its board of directors in connection with its initial public offering. These grants were awarded under the CBOT Holdings’ 2005 Long-Term Equity Incentive Plan.

5. MINORITY INTEREST IN SUBSIDIARIES

Ceres was formed by the CBOT for the purpose of engaging in electronic trading activities related to financial and futures markets. As described below, Ceres was dissolved in 2003 and liquidated during 2004. The CBOT, through Electronic CBOT, as general partner, held a 10% interest in Ceres. Members of the CBOT were limited partners of Ceres. Under the terms of the Ceres partnership agreement, income and losses were allocated to the general partner and limited partners based on their partnership interests. Losses in excess of limited partner capital accounts were allocated to Electronic CBOT, as general partner. The limited partners did not have rights that allowed them to participate in the management of Ceres or rights that limited the CBOT’s ability to control the operations of Ceres. Accordingly, the CBOT controlled Ceres and Ceres was accounted for as a consolidated subsidiary of the CBOT.

On November 18, 2003, the Board of Directors of Electronic CBOT, on behalf of Electronic CBOT as general partner of Ceres, agreed to dissolve Ceres when the electronic trading system contractual arrangements with Deutsche Börse AG, the Swiss Stock Exchange and certain of their affiliates (collectively, the Eurex Group) terminated, which occurred on December 31, 2003. The CBOT ceased conducting the electronic trading business through Ceres as of

December 31, 2003. Ceres was dissolved on December 31, 2003 and was subsequently liquidated with its assets distributed to its partners in accordance with the terms of the Ceres limited partnership agreement. As a result of the liquidation of Ceres, the holders of memberships in the CBOT subsidiary no longer participate in the electronic trading business of the CBOT as limited partners of Ceres, but rather as members of the CBOT. In January 2004, $60.3 million was paid to the limited partners of Ceres as a liquidating distribution. In November 2004 a final distribution of $1.6 million was paid to the limited partners thus completing the liquidation of all Ceres assets.

6. STOCK-BASED COMPENSATION

CBOT Holdings has a share-based compensation plan described below. The compensation cost recognized in 2006 and 2005 related to the Plan was $2.7 million and $1.8 million, respectively. The total income tax benefit recognized in the income statement was $1.1 million and $0.7 million in 2006 and 2005, respectively. As of December 31, 2006, there was approximately $6.1 million of total unrecognized compensation cost related to non-vested share-based compensation awards granted under the Plan that has a weighted average remaining life of approximately 3.2 years. Such awards have accelerated vesting provisions upon a change in control.

In 2005, CBOT Holdings adopted a Long-Term Equity Incentive Plan (the “Plan”) under which stock-based awards may be made to certain directors, officers and other key employees or individuals at the discretion of the board of directors. Grants authorized under the Plan include restricted stock, incentive or nonqualified stock options, stock appreciation rights and performance awards. A total of 1.2 million shares, which may come from authorized and unissued shares or from treasury shares, have been approved for use pursuant to the Plan. Nonqualified stock options may not have an exercise price below 100% of the market price of Class A common stock at the date of grant. Incentive stock options may not have an exercise price below 110% of the market price of Class A common stock at the date of grant. The maximum contractual term of any award under the Plan is ten years. Awards totaling 292,428 shares have been granted under the Plan as of December 31, 2006.

Options—During 2005, 170,000 nonqualified stock options were awarded under the Plan with time vesting criteria. These options have graded four year vesting periods and a maximum term of 10 years. Also during 2005, 50,000 nonqualified stock options were awarded under the Plan with market performance vesting criteria and a maximum term of 10 years. These options vested pro rata in thirds upon the occurrence of the ten day average stock price closing above 150%, 175% and 200% of the initial public offering price of Class A common stock, which such criteria was met as of December 31, 2005. During 2006, 32,000 nonqualified stock options were awarded under the Plan with time vesting criteria. These options have graded four year vesting periods and a maximum term of ten years. The following table summarizes options outstanding under the Plan as of December 31, 2006:

	Time Vested Options				Market Performance Options
Options	Shares (000)	Weighted- Average Exercise Price	Aggregate Intrinsic Value ($000)	Weighted- Average Remaining Term (yrs)	Shares (000)	Weighted- Average Exercise Price	Aggregate Intrinsic Value ($000)	Weighted- Average Remaining Term (yrs)
Outstanding—January 1, 2006	150	$54			50	$54
Granted	32	94			—	—
Exercised	—	—			—	—
Forfeited or expired	—	—			—	—

Outstanding—December 31, 2006	182	$61	$16,473	8.8	50	$54	$4,874	8.8

Vested or expected to vest—December 31, 2006	175	$69	$14,348	8.9	50	$54	$4,874	8.8

Exercisable—December 31, 2006	38	$54	$3,655	8.8	50	$54	$4,874	8.8

The weighted-average grant date fair value of options granted in 2006 and 2005 was approximately $43 per share and $24 per share, respectively. The total grant date fair value of options that vested during 2006 and 2005 was approximately $0.9 million and $1.1 million, respectively. The fair value of each option grant was estimated on the date of grant using a lattice-based option valuation model (for time vested options) and a Monte-Carlo valuation model (for market performance options) using the assumptions noted in the following table. Due to a lack of historical activity in the trading of our stock, expected volatilities and terms are based on the historical activity of the stock of peer companies that management considers to be engaged in a business similar to the CBOT. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of the option grant. CBOT Holdings has not paid any dividends to date, so the expected dividend yield is set at zero.

	Lattice		Monte-Carlo
Assumption	2006	2005	2005
Expected volatility	45%	45%	45%
Expected term	6 years	6 years	5-7 years
Risk-free interest rate	4.34 - 5.02%	4.4%	4.34 - 5.02%

Restricted Stock Awards—For the year ended December 31, 2006, 32,544 shares of restricted stock were awarded under the Plan. Restricted stock grants in the amount of 10,877 vested during 2006. The following table summarizes non-vested shares under the Plan as of December 31, 2006:

Non-vested Shares	Shares (000)	Weighted- Average Grant-date Fair Value
Non-vested—beginning of year	20	$54
Granted	33	97
Vested	(11)	95
Forfeited	—	—

Non-vested—end of year	42	$77

7. EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income by the weighted average number of shares of all Class A common stock outstanding for each reporting period. Diluted earnings per share is computed by reflecting the increase in the outstanding number of shares of Class A common stock if stock options or restricted stock awards were exercised or converted into common stock using the treasury stock method. Income used in the calculation of earnings per share for the year ended December 31, 2005, only includes earnings allocated to the period after April 22, 2005, the date the CBOT completed a restructuring that changed the CBOT from a nonstock, not-for-profit company with members to CBOT Holdings, a stock, for-profit company with stockholders and the CBOT, a nonstock, for-profit exchange subsidiary with members. Weighted average number of shares used in the calculation is based on the average number of shares outstanding after April 22, 2005 rather than the entire reporting period.

Earnings per share are calculated as follows (in thousands, except per share data):

	Year Ended December 31,
	2006	2005
Net income	$172,247	$76,543
Net income allocated to pre-restructuring period	—	(21,824)

Net income allocated to post-restructuring period	$172,247	$54,719

Weighted average number of Class A common stock shares:
Basic	52,792	50,045
Effect of stock options	57	9
Effect of restricted stock grants	12	1

Diluted	52,861	50,055

Earnings per share:
Basic	$3.26	$1.09
Diluted	3.26	1.09

Options to purchase 32,000 shares of common stock at a weighted-average price of $94 per share were outstanding during the year ended December 31, 2006 but were not included in the computation of diluted earnings per share because the effect would have been antidilutive.

8. DEBT

Long-term debt at December 31 consisted of the following (in thousands):

	2006	2005
Private placement senior notes, due in annual installments through 2007, at an annual interest rate of 6.81%	$10,716	$21,430
AEMS Financing agreement	—	8,652

Total debt	10,716	30,082
Less current portion	10,716	19,366

Long-term debt	$—	$10,716

In May of 2003, the CBOT signed a financing agreement with LIFFE Administration and Management (“LIFFE”) which allowed the CBOT to finance the costs under a development services agreement signed with LIFFE in March of 2003. Both the financing and development services agreement were subsequently assigned to Atos Euronext Market Solutions (“AEMS”). Under the terms of the financing agreement, the CBOT financed 15.1 million pounds sterling ($26.9 million at December 31, 2003) related to the development services agreement. Repayments of amounts financed began in 2004 and were due in equal annual installments through 2006. Interest was prepaid at the time of the borrowing at an effective rate of approximately 5.6%. Prepaid interest related to the financing agreement of $2.7 million was amortized to interest expense over three years using an effective interest rate method. Obligations under the financing agreement were denominated in pounds sterling but converted into U.S. dollars using currency exchange rates in effect on each balance sheet date. During 2006, final principal repayments of $8.7 million were made on the financing agreement thus terminating the obligations under the financing agreement.

In the first quarter of 2006, an annual principal repayment of $10.7 million was made on the senior notes. A final principal payment in the amount of $10.7 million is required to be made in the first quarter of 2007, the payment of which will terminate the obligations under the senior notes.

At December 31, 2006, CBOT Holdings had an agreement with LaSalle Bank National Association (the “bank”) to provide CBOT Holdings with an unsecured $20.0 million revolving credit facility (the “Revolver”). Interest related to the Revolver was payable monthly at the lower of LIBOR plus 2.25% or the bank’s prime rate. The Revolver allowed for the issuance of letters of credit, up to the unused portion of the $20.0 million line of credit. The Revolver contained certain covenants that CBOT Holdings was required to comply with, which, among other things, required CBOT Holdings to maintain certain equity levels and financial ratios, as well as restricted CBOT Holdings’ ability to incur additional indebtedness, except in certain specified instances. No amounts were borrowed nor outstanding under the Revolver. The Revolver had a maturity date of February 14, 2007 and management of CBOT Holdings determined not to renew the Revolver.

9. INCOME TAXES

The components of income tax expense for 2006, 2005 and 2004 are as follows (in thousands):

	2006	2005	2004
Current:
Federal	$104,311	$55,087	$18,082
State	21,684	11,252	5,533

Total current	125,995	66,339	23,615
Deferred:
Federal	(5,722)	(9,802)	7,892
State	(594)	(1,221)	982

Total deferred	(6,316)	(11,023)	8,874

Total	$119,679	$55,316	$32,489

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. These temporary differences result in taxable or deductible amounts in future years. Differences between financial reporting and tax bases arise most frequently from differences in the timing of expense recognition.

Significant components of CBOT Holdings’ deferred tax assets (liabilities) as of December 31 are as follows (in thousands):

	2006	2005
Current deferred tax asset:
Allowance for bad debts	$197	$1,949
Exchange fee rebate accrual	117	382
Other	332	471

Total current deferred tax asset	646	2,802
Current deferred tax liability:
Other	(1,035)	(840)

Total current deferred tax liability	(1,035)	(840)

Net current asset (liability)	$(389)	$1,962

Long-term deferred tax asset:
Dow Jones license amortization	$1,656	$1,944
Employee and retiree benefit plans	4,229	70
Stock-based compensation	1,425	571
State income taxes	0	515
Other	1,711	3,042

Total long-term deferred tax asset	9,021	6,142
Long-term deferred tax liability:
Depreciation	(9,239)	(20,781)
Deferred rent	(1,406)	(1,173)
Capitalized interest	(1,219)	(1,392)
Other	(141)	0

Total long-term deferred tax liability	(12,005)	(23,346)

Net long-term liability	$(2,984)	$(17,204)

CBOT Holdings has not established a valuation allowance at December 31, 2005 and 2006 as management believes that all deferred tax assets are fully realizable.

A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

	2006	2005	2004
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income tax rate—net of federal income tax effect	4.7	4.9	5.6
Non-deductible corporate restructuring and merger & acquisition costs	1.1	0.6	2.0
Non-deductible litigation settlement	0.0	1.1	1.7
Other non-deductible expenses	0.3	0.4	0.6
Other—net	(0.1)	0.0	(1.3)

Effective income tax rate	41.0%	42.0%	43.6%

10. BENEFIT PLANS

At December 31, 2005, substantially all employees of CBOT Holdings were covered by a non-contributory, defined benefit pension plan (the “Pension Plan”). The benefits payable under the Pension Plan are based primarily on the years of service and the employees’ average compensation levels. In December 2005, the board of directors amended the Pension Plan of CBOT Holdings so that employees hired on or after January 1, 2006 are no longer eligible to participate in the Pension Plan, but instead are eligible to participate in a newly created defined contribution pension plan. There were no eligible participants in the defined contribution plan as of December 31, 2006. CBOT Holdings’ funding policy for the defined benefit pension plan is to contribute annually the maximum amount that can be deducted for federal income tax purposes, with the maximum funding level not to exceed 115% of the current liability. CBOT Holdings did not contribute to its pension plan during 2006. The plan assets are primarily invested in marketable debt and equity securities. The measurement date of plan assets and obligations is December 31.

The following provides a reconciliation of pension benefit obligation, plan assets, funded status, net periodic benefit expense and amounts recognized in accumulated other comprehensive income as of, and for the years ended, December 31 (in thousands):

	2006	2005
Change in benefit obligation:
Benefit obligation—beginning of year	$43,917	$37,217
Service cost	2,737	2,557
Interest cost	2,244	2,177
Actuarial (gain) loss	(3,801)	3,635
Benefits paid	(3,231)	(1,669)

Benefit obligation—end of year	$41,866	$43,917

Change in plan assets:
Fair value of plan assets—beginning of year	$36,336	$35,148
Actual return on plan assets	3,300	2,857
Benefits paid	(3,231)	(1,669)

Fair value of plan assets—end of year	$36,405	$36,336

Funded status:
Funded status of the plan	$(5,461)	$(7,581)
Unrecognized actuarial cost	—	16,839
Unrecognized prior cost	—	26

Net amount recognized	$(5,461)	$9,284

Amounts recognized in consolidated statement of financial condition:
Current assets	$—	$9,284
Long-term liabilities	(5,461)	—

Net amount recognized	$(5,461)	$9,284

Amounts recognized in accumulated other comprehensive income:
Unrecognized actuarial loss	$11,962	$—
Unrecognized prior service cost	23	—

Accumulated other comprehensive income	$11,985	$—

CBOT Holdings estimates that during the 2007 fiscal year it will amortize from accumulated other comprehensive income into net pension cost a net actuarial loss of $0.6 million.

The components of net periodic benefit cost are as follows (in thousands):

	2006	2005	2004
Service cost	$2,737	$2,557	$2,315
Interest cost	2,244	2,177	1,996
Expected return on plan assets	(3,027)	(2,937)	(2,204)
Net amortization:
Unrecognized prior service cost	3	3	3
Unrecognized net loss	803	773	830

Net periodic benefit cost	$2,760	$2,573	$2,940

Employer contributions for the year ending December 31, 2007 are expected to approximate $7.0 million and estimated future benefit payments through 2016 are expected to be as follows (in thousands):

2007	$1,222
2008	1,576
2009	1,929
2010	2,358
2011	2,364
2012 – 2016	18,510

Total	$27,959

The allocation of plan assets at December 31 by asset category are as follows:

	2006	2005
Actual:
Equity securities	66%	67%
Debt securities	34	32
Other	—	1

Total	100%	100%

Target:
Equity securities	65%	65%
Debt securities	35	35
Other	—	—

Total	100%	100%

The investment objectives for CBOT Holdings pension plan, established in conjunction with a comprehensive review of the current projected financial requirements of the plan and its funded status, are defined in the Investment Policy Statement. The objectives stated therein are as follows:

•	The primary objective of the plan is to preserve capital in real terms while maintaining the highest probability of ensuring future benefit payments to plan participants.

•	The secondary objective is to maximize returns within reasonable and acceptable levels of risk.

•	The desired investment objective is a long-term rate of at least 8.5% based upon a five-year investment horizon.

•	The investments of the plan are diversified with the intent to minimize the risk of large investment losses.

•

The policy is based on the expectation that the volatility of a well-diversified portfolio is similar to that of the markets. Consequently, the volatility of the total portfolio, in aggregate, should be reasonably close to the volatility of a weighted composite of market indices.

The primary focus in developing an asset allocation range for the plan is the assessment of the plan’s investment objectives and the acceptable level of risk associated with achieving these objectives. To achieve these goals, the minimum and maximum allocation range for fixed and equity securities are as follows:

	Minimum	Maximum
Fixed	30%	40%
Equity	55%	75

The assumptions used in the measurement of pension benefit obligation and net periodic benefit cost are as follows:

	2006	2005
Pension benefit obligation:
Discount rate	6.00%	5.50%
Rate of compensation increase	4.50	4.50

	2006	2005	2004
Net periodic benefit cost:
Discount rate	5.50%	6.00%	6.00%
Expected return on plan assets	8.50	8.50	8.50
Rate of compensation increase	4.50	4.50	4.50

In selecting the expected long-term rate of return on assets, CBOT Holdings considered the average rate of earnings expected on the classes of funds invested or to be invested to provide for the benefits of the plan. This included considering the targeted asset allocation of the trust for the year and the expected returns likely to be earned over the next 20 years. Long-term historical returns of each asset class are considered during the development of the assumptions used for the expected return rate of each class.

CBOT Holdings has a retiree benefit plan which covers all eligible employees. Employees retiring from CBOT Holdings on or after age 55, who have at least ten years of service, or after age 65 with five years of service, are entitled to postretirement medical and life insurance benefits. CBOT Holdings funds benefit costs on a pay as it goes basis. The measurement date of plan obligations is December 31.

The following provides a reconciliation of postretirement obligation, plan assets, funded status and net periodic benefit cost of the plan as of, and for the years ended, December 31 (in thousands):

	2006	2005
Change in benefit obligation:
Benefit obligation—beginning of year	$12,658	$12,797
Service cost	601	559
Interest cost	622	648
Plan amendments	(1,007)	—
Actuarial gain	(1,458)	(910)
Benefits paid	(549)	(436)

Benefit obligation—end of year	$10,867	$12,658

Change in plan assets:
Fair value of plan assets—beginning of year	$—	$—
Company contributions	549	436
Benefits paid	(549)	(436)

Fair value of plan assets—end of year	$—	$—

Funded status:
Funded status of the plan	$(10,867)	$(12,658)
Unrecognized actuarial cost	—	4,037
Unrecognized transition obligation	—	852

Net amount recognized	$(10,867)	$(7,769)

Components recognized in consolidated statement of financial condition:
Current liabilities	$(517)	$—
Long-term liabilities	(10,350)	(7,769)

Net amount recognized	$(10,867)	$(7,769)

Amounts recognized in accumulated other comprehensive income:
Unrecognized actuarial loss	$2,476	$—
Unrecognized prior credit	(1,007)	—
Unrecognized transition obligation	722	—

Accumulated other comprehensive income	$2,191	$—

CBOT Holdings estimates that during the 2007 fiscal year it will amortize from accumulated other comprehensive income into net postretirement cost a net actuarial loss of $0.1 million, prior service cost of $0.1 million and a transitional obligation of $0.1 million.

The components of net periodic benefit cost are as follows (in thousands):

	2006	2005	2004
Service cost	$601	$559	$536
Interest cost	622	648	683
Net amortization:
Transition liability	103	129	130
Unrecognized net loss	130	124	211

Net periodic benefit cost	$1,456	$1,460	$1,560

The assumptions used in the measurement of the postretirement obligation and the net periodic benefit cost are as follows:

	2006	2005
Postretirement obligation:
Discount rate	6.00%	5.50%
Rate of compensation increase	4.50	4.50

	2006	2005	2004
Net periodic benefit cost:
Discount rate	5.50%	6.00%	6.00%
Rate of compensation increase	4.50	4.50	4.50

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9% in 2006 and 2005 (decreasing by 1% per year until a long-term rate of 5% is reached). If the health care cost trend rate assumptions were increased by 1% for each year, the accumulated postretirement benefit obligation as of December 31, 2006 would be increased by 9%. The effect of this change on the sum of the service costs and interest cost would be an increase of 12%. If the health care cost trend rate assumptions were decreased by 1% for each year, the accumulated postretirement benefit obligation as of December 31, 2006 would be decreased by 8%. The effect of this change on the sum of the service costs and interest cost would be a decrease of 10%.

The pension plan and postretirement plan disclosures above are made in accordance with SFAS No. 158 which changed the accounting rules for reporting the funded status of retirement and other postretirement benefits plans. The funded status of such plans is required to be recognized on the balance sheet with a corresponding after-tax adjustment to accumulated other comprehensive income. Retroactive application of this accounting rule is prohibited. Therefore, 2006 data is presented as required by SFAS No. 158 and 2005 data is presented as required under the accounting rules prior to SFAS No. 158. The adoption of SFAS No. 158 in 2006 had no effect on the computation of net periodic benefit expense for pensions and postretirement benefits.

The incremental effect of applying SFAS No. 158 on individual line items on CBOT Holdings’ consolidated balance sheet as of December 31, 2006 was as follows (in thousands):

	Before Application of SFAS No. 158	Adjustments	After Application of SFAS No. 158
Current assets	$571,021	$(6,525)	$564,496
Total assets	817,855	(6,525)	811,330
Current liabilities	79,764	517	80,281
Other liabilities	12,511	7,134	19,645
Deferred income taxes	8,622	(5,638)	2,984
Total liabilities	100,897	2,013	102,910
Accumulated other comprehensive income (loss)	127	(8,538)	(8,411)
Total stockholders’ equity	716,958	(8,538)	708,420
Total liabilities and stockholders’ equity	817,855	(6,525)	811,330

On December 8, 2003, the Medicare Act (the “Act”) was signed into law. The Act introduced a prescription drug benefit under Medicare (Medicare Part D), as well as federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In May 2004, the FASB issued Staff

Position (“FSP”) No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” which superseded FSP No. 106-1 of the same name that was issued in January 2004. This FSP provided companies with guidance on the accounting for the effects of the Act for employers that sponsor postretirement health care plans that provide prescription drug benefits. This FSP also requires those employers to provide certain disclosures regarding the effect of the federal subsidy provided by the Act (the “Subsidy”). The guidance applies only to the sponsor of a single-employer defined benefit postretirement health care plan for which (a) the employer has concluded that prescription drug benefits available under the plan are “actuarially equivalent” to Medicare Part D and thus qualify for the Subsidy under the Act and (b) the expected Subsidy will offset or reduce the employer’s share of the cost of the underlying postretirement prescription drug coverage on which the Subsidy is based. CBOT Holdings does not offer drug prescription benefits to retirees after age 65. Accordingly, CBOT Holdings has concluded that the prescription drug benefits available under its postretirement plans will not qualify for the Subsidy and that the Act will not have an impact on CBOT Holdings’ financial position or results of operations.

CBOT Holdings also maintains a qualified savings plan pursuant to Section 401(k) of the Internal Revenue Code. The plan is a defined contribution plan offered to eligible employees of CBOT Holdings, who meet certain length of service requirements and elect to participate in the plan. CBOT Holdings makes matching contributions to eligible employees based on a formula specified by the plan. The cost of these matching contributions amounted to approximately $1.4 million, $1.5 million and $1.4 million for the years ended December 31, 2006, 2005 and 2004, respectively.

CBOT Holdings also sponsors a nonqualified supplemental pension plan for former officers of CBOT Holdings who elected to participate in the plan. The liability for this nonqualified plan, which amounted to $2.0 million as of December 31, 2006 and as of December 31, 2005, is funded by life insurance policies on the lives of the participating employees. CBOT Holdings has established a trust for the purpose of administering the nonqualified plan.

CBOT Holdings also has a health plan which provides benefits (hospital, surgical, major medical and short-term disability) for full-time salaried employees of CBOT Holdings. The plan is funded by CBOT Holdings as claims are paid. Employees may contribute specified amounts to extend coverage to eligible dependents. At December 31, 2006, CBOT Holdings had an accrual for unprocessed health plan expenses of $0.2 million.

11. COMMITMENTS

Certain office space and data processing and office equipment are leased. Rental expense for the years ended December 31, 2006, 2005 and 2004 was $8.3 million, $11.8 million and $9.9 million, respectively. The future minimum rental payments under non-cancelable leases in excess of one year that were in effect as of December 31, 2006 in the aggregate and for the next five years are as follows (in thousands):

2007	$2,345
2008	233
2009	84
2010	85
2011	58

Total	$2,805

Building revenues relate primarily to the leasing of office and commercial space, generally for periods ranging from one to five years. Certain of these leases contain escalation clauses. Future minimum rentals under non-cancelable leases in effect as of December 31, 2006 in the aggregate and for the next five years are as follows (in thousands):

2007	$17,570
2008	15,094
2009	12,830
2010	9,575
2011	8,512
Thereafter	33,479

Total	$97,060

The CBOT has an agreement to license certain index and trademark rights, including the Dow Jones Industrial Average, the Dow Jones Transportation Average, the Dow Jones Utilities Average, the Dow Jones Global Indices and the Dow Jones U.S. Real Estate Index. The license is a non-transferable and exclusive worldwide license to use these indices as the basis for standardized exchange-traded futures contracts and options on futures contracts. The agreement, which expires December 31, 2007 unless terminated by either party, requires the CBOT to pay Dow Jones annual royalties, based upon the trading volumes, with a minimum annual royalty requirement of $2.0 million. These annual royalty charges, which totaled $4.9 million, $4.7 million and $4.1 million in 2006, 2005 and 2004, respectively, are recorded as contracted license fees expense in the year to which the payment relates.

The CBOT has a managed services agreement with AEMS pursuant to which AEMS provides the CBOT services related to the operation and support of the e-cbot system. The agreement expires on December 31, 2008. The minimum payments due under this agreement are denominated in pounds sterling and are hedged with foreign currency forward contracts (see Note 12). The hedged payments to be made under this agreement amount to $21.7 million and $20.9 million in 2007 and 2008, respectively.

The CBOT has a clearing services agreement with the CME under which the CME provides clearing and related services for all CBOT products. The agreement expires January 10, 2009. The CBOT is responsible for costs associated with the establishment and maintenance of all telecommunications equipment and services required under the agreement. As part of the agreement, the CBOT collects a clearing fee on each side of a trade made on a CBOT platform. A portion of this fee is payable to the CME for its clearing services. This fee varies based on transaction volume and is guaranteed to the CME to be at least $4.5 million per quarter.

12. FOREIGN CURRENCY FORWARD CONTRACTS

CBOT Holdings currently utilizes foreign currency forward contracts that are identified as fair value hedges. These are intended to offset the effect of exchange rate fluctuations on firm commitments for purchases of fixed annual and quarterly services denominated in pounds sterling. These contracts had notional amounts approximating $33.9 million (19.9 million pounds sterling) at December 31, 2006. The fair value of these contracts, which was $4.8 million at December 31, 2006, is recorded in accounts receivable. Gains and losses on these hedge instruments, as well as the gains and losses on the underlying hedged item, offset each other and were therefore zero in 2006. There were no gains or losses recorded on these fair value hedges related to hedge ineffectiveness.

13. SEVERANCE AND RELATED COSTS

In December 2005, CBOT Holdings announced a realignment of technology resources. This realignment included a workforce reduction of approximately 40 full-time staff, or about 5% of the total workforce. CBOT Holdings recorded a $2.1 million charge related to this staff reduction. Also, in December 2005, CBOT Holdings recorded a $0.9 million termination charge related to the departure of its former general counsel. An additional charge of $1.2 million was recorded in 2006 related to the departure of the former general counsel after the separation agreement with the general counsel was finalized. The balance of severance and related costs incurred during the periods presented related to ongoing staff reductions. Severance and related costs in 2006, 2005 and 2004 related to the Exchange Trading segment.

The following table summarizes severance and related costs, the amounts paid and the accrual balances for the years ended December 31 (in thousands):

	2006	2005	2004
Accrued employee termination liability—beginning of year	$3,232	$403	$2,575
Employee termination costs	1,214	3,309	572
Cash payments	(3,667)	(480)	(2,744)

Accrued employee termination liability—end of year	$779	$3,232	$403

Amounts recognized in the Consolidated Statements of Financial Condition consist of (in thousands):

	2006	2005	2004
Accrued employee termination (current liability)	$624	$3,063	$403
Other liabilities (long-term liability)	155	169	—

Total accrued employee termination liability	$779	$3,232	$403

14. LITIGATION

Litigation with Eurex US : On October 15, 2003, Eurex US filed an antitrust action in federal court against the CBOT and the CME alleging that the companies illegally attempted to block its entrance into the U.S. market and charging the CBOT and the CME with having violated the Sherman Act, among other things, by offering financial inducements, valued at over $100 million, to stockholders of The Clearing Corporation to vote against a proposed restructuring of The Clearing Corporation. Eurex subsequently amended its complaint to make additional charges, including a claim that the CBOT and the CME misrepresented Eurex’s qualifications in their lobbying of Congress and the CFTC. Eurex seeks treble damages under the antitrust laws, injunctive relief enjoining the alleged antitrust violations and compensatory and punitive damages for alleged tortious interference with prospective business opportunities.

On December 12, 2003, the CBOT filed in the U.S. District Court for the District of Columbia a motion to dismiss the amended complaint and a motion to transfer the action to the U.S. District Court for the Northern District of Illinois. On September 2, 2004, the United States District Court for the District of Columbia granted the CBOT’s motion to transfer the case to the United States District Court for the Northern District of Illinois. The court denied the CBOT’s motion to dismiss as moot in light of its ruling on the transfer motion. Eurex filed a second amended complaint in the Northern District of Illinois in late March 2005. In addition to the allegations in Eurex’s previous complaints, that complaint alleges, among other things, that the CBOT engaged in predatory pricing and, together with the CME, engaged in a campaign to block regulatory approval of the Eurex proposed Global Clearing Link between the Clearing Corporation, Eurex’s U.S. clearing house in Chicago and Eurex Clearing in Frankfurt. On June 6, 2005, the CBOT and CME filed a joint motion to dismiss the second amended complaint, which the court denied on August 22, 2005. On October 5, 2005, the CBOT filed its answer and defenses to the second amended complaint. Currently, the parties are engaged in discovery.

Litigation with Chicago Board Options Exchange, Inc.: On August 23, 2006, CBOT Holdings and CBOT, along with a class consisting of certain CBOT full members, filed a lawsuit in the Court of Chancery of the State of Delaware against the Chicago Board Options Exchange, Inc. (“CBOE”). The lawsuit seeks to enforce and protect certain rights of CBOT’s full members (“Exercise Rights”) contained in agreements by and among CBOT Holdings, CBOT and CBOE as well as CBOE’s charter. The lawsuit alleges that these Exercise Rights allow CBOT’s full members who hold them to become full members of CBOE and to participate on an equal basis with other members of CBOE in CBOE’s announced plans to demutualize. The lawsuit is consistent with the Company’s previously stated intention to vigorously defend the rights of CBOT’s full members who are eligible to participate in CBOE’s demutualization. On January 4, 2007, the plaintiffs filed a Second Amended Complaint, in which they added a count seeking a declaration that, contrary to the position taken by the CBOE before the SEC, the merger between CBOT Holdings and CME Holdings would not result in the termination of the Exercise Rights. The lawsuit seeks declaratory and injunctive relief as well as recovery of the Company’s attorneys’ fees. On January 11, 2007, the plaintiffs filed a motion for partial summary judgment. On January 16, 2007, the defendants filed a motion to dismiss the Second Amended Complaint. Both motions are presently pending.

CBOT Holdings is also subject to various other legal actions arising in the normal course of business. CBOT Holdings’ management believes that the ultimate outcome of these proceedings will not have a material adverse effect on CBOT Holdings’ financial position, although an adverse determination could be material to CBOT Holdings’ results of operations or cash flows in any particular period.

15. MEMBERSHIPS

As part of the restructuring transactions (see note 3) there were five series of Class B memberships in the CBOT issued to members, Series B-1 (Full), Series B-2 (Associate), Series B-3 (GIM), Series B-4 (IDEM) and Series B-5 (COM), with each series corresponding to one of the five previously existing classes of CBOT membership.

At December 31, 2006, the membership of the CBOT consisted of the following classes and numbers of members:

Former Membership Class	Class B Membership Received in Restructuring	Amount
Full memberships	Series B-1	1,402
Associate memberships	Series B-2	811
Government Instruments Market membership interests (“GIM”)	Series B-3	112
Index, Debt and Energy Market membership interests (“IDEM”)	Series B-4	641
Commodity Options Market membership interests (“COM”)	Series B-5	643

The Class B memberships represent trading rights and privileges in the exchange operated by the CBOT, including, in the case of the Series B-1 (Full) members, the right to exercise and become a member of the Chicago Board Options Exchange without purchasing a membership on such exchange (the “CBOE Exerciser Right”).

Class B memberships in the CBOT are freely transferable, subject to any applicable membership requirements of the CBOT. The Class B memberships do not entitle the holders to the right to receive any dividends or distributions, including the proceeds from liquidation, from the CBOT.

The holders of Series B-1 (Full) and B-2 (Associate) memberships have the exclusive right among members (including CBOT Holdings as the Class A member) to vote on any proposals to amend the certificate of incorporation of the CBOT approved by the CBOT board of directors and to initiate and vote on, whether or not approved by the board of directors, any proposals to amend the bylaws of the CBOT.

The board of directors of the CBOT also has the right to amend the bylaws of the CBOT, which include the rules and regulations of the exchange. However, the holders of Series B-1 (Full) and B-2 (Associate) memberships have the exclusive right among members to vote on proposals by the board of directors of the CBOT to amend the bylaws of the CBOT in a manner that would adversely affect certain “core rights.”

16. CAPITAL STOCK

Authorized Capital Stock

Structure—The authorized capital structure of CBOT Holdings consists of:

•

200,000,000 authorized shares of Class A common stock, $0.001 par value per share, including shares of restricted Class A common stock designated as Series A-1 common stock, Series A-2 common stock and Series A-3 common stock;

•	1 authorized share of Class B common stock, $0.001 par value per share; and

•	20,000,000 authorized shares of preferred stock, $0.001 par value per share, including 2,000,000 authorized shares of Series A junior participating preferred stock.

Shares Outstanding—As of December 31, 2006, there were issued and outstanding approximately 52,839,500 shares of Class A common stock (consisting of approximately 36,460,300 shares of Class A common stock and 16,379,200 shares of Series A-3, Class A common stock), 1 share of Class B common stock and no shares of preferred stock, all of which are validly issued, fully paid and non-assessable. The total outstanding shares of Class A common stock include approximately 42,000 shares of non-vested restricted common stock grants which are not considered outstanding from an accounting point-of-view.

Common Stock

The Class A common stock represents an equity interest in CBOT Holdings and generally has traditional features of common stock, including, dividend voting and liquidation rights. The Class A common stock may be issued as a single class, without series, or as determined from time to time by the board of directors, either in whole or in part in two or more series.

Subject to the limitations under Delaware corporation law and any preferential dividend rights of outstanding preferred stock, holders of Class A common stock are entitled to receive their pro rata share of such dividends or other distributions as may be declared by the board of directors of CBOT Holdings out of funds legally available therefore. To date no dividends have been declared.

The holder of the sole share of Class B common stock, a subsidiary voting trust, is entitled to vote to elect six subsidiary directors to the board of directors of CBOT Holdings.

Subject to any preferential dividend rights of outstanding preferred stock, upon any liquidation, dissolution or winding up of CBOT Holdings, whether voluntary or involuntary, holders of Class A common stock are entitled to receive pro rate share of such assets as are available for distribution to stockholders.

Preferred Stock

The board of directors of CBOT Holdings is authorized to issue shares of preferred stock in one or more series; to establish from time to time the number of shares to be included in each series; and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Furthermore, the board of directors of CBOT Holdings may increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the holders of Class A common of CBOT Holdings. At such time, the board of directors of CBOT Holdings may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Class A common stock.

Transfer Restrictions

Class A Common Stock—The 49,359,836 shares of Class A common stock which were issued to CBOT members in connection with the restructuring transactions were issued in three series: Series A-1, Series A-2 and Series A-3, which were generally subject to a complete restriction on transfer, subject to certain permitted transfers. However, holders of Series A-1, A-2 and A-3 common stock could transfer all, but not less than all, of their shares of Series A-1, A-2 and A-3 common stock if all such shares were transferred together with the Class B membership associated with such shares. The transfer restriction periods applicable to Series A-1 and Series A-2 common stock expired April 22, 2006 and October 19, 2006, respectively. The transfer restriction period applicable to Series A-3 common stock is scheduled to expire on April 17, 2007.

Class B Common Stock—The sole share of Class B common stock of CBOT Holdings is held by a subsidiary voting trust and is generally subject to a complete restriction on transfer. However, the board of directors of CBOT Holdings may authorize the transfer of the share of Class B common stock of CBOT Holdings upon receipt of direction to transfer such share of Class B common stock of CBOT Holdings from the CBOT following approval of such direction by a majority of the Series B-1 (Full) and B-2 (Associate) members of the CBOT.

Ownership Requirements—Trading firms can register as members of the CBOT and become subject to reduced transaction fees. Such firms are required to own a certain number of shares of Class A common stock depending on the type of business that the firm conducts. As of December 31, 2006, the total Class A shares required to be held by member firms pursuant to this requirement was approximately 9.2 million shares.

CBOE Exerciser Right—Although not a restriction on transfer, Series B-1 (Full) members of the CBOT who have exercised (or who intend to exercise) and become members of the Chicago Board Options Exchange, or “CBOE,” without purchasing a membership on such exchange may have a disincentive to sell their Class A common stock. Pursuant to agreements between CBOT Holdings, the CBOT and CBOE as well as the CBOT’s rules and regulations, Series B-1 (Full) members of the CBOT must hold 27,338 shares of Class A common stock (the number of shares each Series B-1 (Full) member received in the restructuring transactions in respect of each Full Membership) along with the exercise right privilege associated with their Series B-1 (Full) membership in order to exercise, become and remain a member of the CBOE. As of December 31, 2006, approximately 263 Series B-1 (Full) members of the CBOT had exercised and become members of the CBOE. Accordingly, for so long as such Series B-1 (Full) members of the CBOT desire to remain members of the CBOE pursuant to this right, it is expected that approximately 7.2 million shares of Class A common stock would remain unavailable for purchase in any future market for Class A common stock. There can be no assurance that the proportion of the 1,402 Series B-1 (Full) members of the CBOT who exercise and become a member of the CBOE will not increase or decrease, in each case affecting the number of shares of Class A common stock that may be available for purchase at any given point of time.

Stockholder Rights Provisions

On June 24, 2005, a committee of the board of directors of CBOT Holdings adopted a plan creating preferred share purchase rights for holders of Class A common stock. After adoption of the rights plan, one right attached to each outstanding share of Class A common stock. Each right entitles the registered holder to purchase from CBOT Holdings one one-hundredth of a share of Series A junior participating preferred stock, par value $0.001 per share, referred to as a “preferred share,” at a purchase price of $155.00 per one one-hundredth of a preferred share, subject to adjustment. In September 2006, the rights plan was amended and restated to increase the purchase price to $600.00 per one one-hundredth of a preferred share, subject to adjustment.

Except as described below:

•

if any person or group of affiliated or associated persons, referred to as an “acquiring person,” acquires beneficial ownership of 15% or more of the outstanding shares of Class A common stock, each holder of a right (other than rights beneficially owned by the acquiring person, which will thereafter be void) will thereafter have the right to receive upon exercise of each right that number of shares (or, under certain circumstances, other equivalently valued securities or other assets) of Class A common stock having a market value of two times the exercise price of the right; and

•

if CBOT Holdings is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group becomes an acquiring person, each holder of a right (other than rights beneficially owned by the acquiring person, which will be void) will thereafter have the right to receive for each right that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

Immediately prior to the execution of the Agreement and Plan of Merger, dated as of October 17, 2006 (the “Merger Agreement”), among CBOT Holdings, the CBOT and CME, CBOT Holdings amended the rights plan so that, among other things, the execution of the Merger Agreement and the consummation of the merger and the other transactions contemplated by the Merger Agreement will not trigger the rights of CBOT Holdings’ stockholders under the rights plan.

17. DEPOSITS OF U.S. TREASURY SECURITIES

The rules and regulations of the CBOT require certain minimum financial requirements for delivery of physical commodities, maintenance of capital requirements and deposits on pending arbitration matters. To satisfy these requirements, member firms have deposited U.S. Treasury securities with the CBOT. These deposits are not considered assets of the CBOT, nor does any interest earned on these deposits accrue to the CBOT; accordingly, they are not reflected in the accompanying financial statements. The aggregate market value of these securities on deposit was $42.5 million and $36.1 million as of December 31, 2006 and 2005, respectively.

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash equivalents, accounts receivable and other current assets are carried at amounts which approximate fair value due to their short-term nature. Similarly, liabilities including accounts payable and accrued liabilities, the current portion of long-term debt, funds held for deposit and membership transfers and other liabilities are carried at amounts approximating fair value.

19. OPERATING SEGMENTS

Management has identified two reportable operating segments: exchange trading and real estate operations. The exchange trading segment primarily consists of revenue and expenses from both open-auction trading activities and electronic trading activities, as well as from the sale of related market data to vendors. The real estate operations segment consists of revenue and expenses from renting and managing the real estate owned by CBOT Holdings. CBOT Holdings allocates certain indirect expenses to each operating segment. CBOT Holdings derives revenues from foreign based customers but it is not practicable to calculate the amount of such revenues.

CBOT Holdings evaluates operating segment performance based on revenues and income before income taxes. Intercompany transactions between segments have been eliminated. The accounting principles used for segment reporting are the same as those used for consolidated financial reporting. A summary by operating segment follows for the year ended December 31, 2006, 2005 and 2004 (in thousands):

	Year Ended December 31, 2006
	Exchange Trading	Real Estate Operations	Eliminations	Totals
Revenues:
Exchange fees	$373,324			$373,324
Clearing fees	107,923			107,923
Market data	98,608			98,608
Building		23,139		23,139
CBOT space rent		26,433	(26,433)	—
Services	16,246			16,246
Other	1,851			1,851

Total revenues	$597,952	$49,572	$(26,433)	$621,091

Depreciation and amortization	$39,235	$15,563		$54,798

Income before income taxes	$292,397	$1,234		$293,631

Total assets	$627,607	$183,723		$811,330

Capital expenditures	$12,439	$11,685		$24,124

	Year Ended December 31, 2005
	Exchange Trading	Real Estate Operations	Eliminations	Totals
Revenues:
Exchange fees	$266,957			$266,957
Clearing fees	82,137			82,137
Market data	73,882			73,882
Building		22,161		22,161
CBOT space rent		26,189	(26,189)	—
Services	15,296			15,296
Other	1,040			1,040

Total revenues	$439,312	$48,350	$(26,189)	$461,473

Depreciation and amortization	$39,984	$14,937		$54,921

Income before income taxes	$132,987	$(360)		$132,627

Total assets	$499,293	$186,574		$685,867

Capital expenditures	$26,233	$14,003		$40,236

	Year Ended December 31, 2004
	Exchange Trading	Real Estate Operations	Eliminations	Totals
Revenues:
Exchange fees	$202,881			$202,881
Clearing fees	73,556			73,556
Market data	64,234			64,234
Building		22,428		22,428
CBOT space rent		25,850	(25,850)	—
Services	13,720			13,720
Other	1,525			1,525

Total revenues	$355,916	$48,278	$(25,850)	$378,344

Depreciation and amortization	$32,055	$13,956		$46,011

Income before income taxes	$72,678	$1,545		$74,223

Total assets	$274,791	$185,625		$460,416

Capital expenditures	$40,508	$10,746		$51,254

20. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The board of directors of each of CBOT Holdings and the CBOT include 14 directors (as of December 31, 2006) that are members of the CBOT, and a majority of the Class A common stock of CBOT Holdings is owned by members of the CBOT. Many of the CBOT members derive a substantial portion of their income from their trading or clearing activities on or through the CBOT. In addition, trading privileges on the CBOT have substantial independent value. The amount of income that members of the CBOT derive from their trading or clearing activities and the value of their memberships in the CBOT are in part dependent on the fees they are charged to trade, clear and access our markets and the rules and structure of our markets. CBOT members, many of whom act as floor brokers and floor traders, benefit from trading rules, membership privileges and fee discounts that enhance their open-auction trading opportunities and profits. CBOT members pay fees, which may be substantial, either directly or indirectly, to our exchange in connection with the services we provide. We believe the payments made by directors that are CBOT members are on terms no more favorable than the terms given to similarly situated CBOT members who are not directors.

21. Quarterly Financial Data (unaudited)

The information below sets forth income statement data by quarter for the years ended December 31, 2006 and 2005 (in thousands):

	Year Ended December 31, 2006
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter(1)
Revenues	$140,086	$154,123	$157,624	$169,258
Operating expenses	84,460	85,276	81,866	93,452

Income from operations	55,626	68,847	75,758	75,806
Non-operating income	2,898	3,975	5,078	5,643

Income before income taxes	$58,524	$72,822	$80,836	$81,449

Net income	$35,103	$43,459	$48,813	$44,867

Earnings per share:
Basic	$0.66	$0.82	$0.92	$0.85

Diluted	$0.66	$0.82	$0.92	$0.85

Weighted average number of common stock shares:
Basic	52,787	52,792	52,794	52,795
Diluted	52,840	52,848	52,865	52,887

	Year Ended December 31, 2005
	1st Quarter	2nd Quarter(2)	3rd Quarter	4th Quarter
Revenues	$115,743	$119,886	$111,095	$114,749
Operating expenses	79,547	86,061	78,646	86,734

Income from operations	36,196	33,825	32,449	28,015
Non-operating income (expense)	(208)	(95)	440	2,005

Income before income taxes	$35,988	$33,730	$32,889	$30,020

Net income	$20,788	$18,234	$19,824	$17,697

Earnings per share:(3)
Basic		$0.35	$0.40	$0.34

Diluted		$0.35	$0.40	$0.34

Weighted average number of common stock shares:(4)(5)
Basic		49,360	49,360	52,079
Diluted		49,360	49,360	52,116

(1)	In the fourth quarter of 2006, CBOT Holdings recorded $9.5 million in merger related expense associated with the proposed merger with the CME.
(2)	In the second quarter of 2005, CBOT Holdings recorded $4.0 million in litigation expenses related to the settlement of the lawsuit brought by certain members related to the proposed allocation of equity in the restructuring transactions of the CBOT.
(3)

Income used in the calculation of earnings per share only includes earnings allocated to each reported period after April 22, 2005, the date the CBOT demutualized and became a stock, for-profit company. The amount of income allocated to the period before April 22, 2005 and not included in the calculation of earnings per share was $1.0 million for the quarter ended June 30, 2005 and $21.8 million for the year ended December 31, 2005.

(4)	CBOT members received an aggregate of 49.4 million shares of Class A common stock of CBOT Holdings as a result of the demutualization. Weighted average number of shares used in the calculation is based on the average number of shares outstanding after April 22, 2005 rather than the entire reporting period.
(5)	On October 24, 2005, CBOT Holdings closed an initial public offering of its Class A common stock. The number of shares of Class A common stock outstanding immediately after this offering was 52.8 million shares.

22. SUBSEQUENT EVENT

On January 3, 2007, 73,100 nonqualified stock options were awarded under the Long-Term Equity Incentive Plan. The awards have a strike price of $151.47, four year graded vesting periods and a maximum term of ten years. The awards have accelerated vesting provisions upon a change in control.